Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Entasis Therapeutics Holdings Inc.:

We consent to the use of our report dated March 23, 2018, with respect to the consolidated balance sheets of Entasis Therapeutics Limited (the Company) as of December 31, 2016 and 2017, and the related consolidated statements of operations, redeemable convertible preference shares and shareholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements), incorporated herein by reference. Our report dated March 23, 2018, except as to the reverse stock split described in note 2, which is as of September 17, 2018 contains an explanatory paragraph that states that the Company has incurred recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Cambridge, Massachusetts
November 14, 2018